EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-106146 on Form S-3 and Nos. 333-106148, 333-106479, 333-124289, 333-132858, 333-142298, 333-159236, 333-165875, 333-167785, 333-173328, 333-177678, 333-180589, 333-180593, 333-183122 and 333-186911 on Form S-8 of our report dated December 13, 2013, relating to the consolidated financial statements and financial statement schedule of Mindspeed Technologies, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended September 27, 2013.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

December 13, 2013